Exhibit 10.3
Exhibit 10.3 Re: Account Number CP-75940 (the “Account”) ADDENDUM TO CREDIT LINE AGREEMENT The attached “Credit Line Agreement” sets forth certain terms related to the extension of credit by UBS Credit Corp. (the “Lender”) with respect to certain assets held through the above-referenced discretionary corporate cash management Account with UBS Financial Services Inc. (the “Firm”). The party signing this Addendum as Client where indicated below (the “Client”) understands and agrees that, notwithstanding anything to the contrary contained in either the Credit Line Agreement (including, without limitation, Section 19 of the Credit Line Agreement) or the existing Corporate Cash Management Account Agreement applicable to the Account (the “Account Agreement”), the terms of the Credit Line Agreement supplement, but do not replace, the existing Account Agreement as follows: (i) the terms of the Credit Line Agreement (as amended from time to time in accordance with its terms) shall govern with respect to any matters, issues or disputes related directly to, or arising directly from, the extension of credit and/or the status of Client as borrower and the Lender as lender pursuant to the Credit Line Agreement (e.g., matters relating to the loan account(s) established at the Lender pursuant to the Credit Line Agreement, the terms of any borrowing or extension of credit under the Credit Line Agreement, and/or the indemnification of the Lender as a lender); and (ii) the terms of the Account Agreement (as amended from time to time in accordance with its terms) shall govern with respect to all other matters (e.g., matters relating to the Account established at the Firm pursuant to the Account Agreement, the Firm’s trading authority and activities and/or the indemnification of the Firm for the services it provides under the Account Agreement). Without limiting the generality of the foregoing, Client further understands and agrees that: (A) The Account remains a discretionary account, as described in Section 5 of the Account Agreement, and the Firm will continue to exercise investment discretion over the assets in the Account as provided in the Account Agreement. (B) If applicable, Client may continue to receive Financial Advisor Reports with respect to the Account, as described in Section 8 of the Account Agreement, and Client’s receipt of such reports remains subject to the provisions of Section 8 of the Account Agreement. (C) Solely with respect to disputes arising out of the extension of credit and/or the status of Client as borrower and the Lender as lender pursuant to the Credit Line Agreement, the choice of law provisions of Section 13 of the Credit Line Agreement and the dispute resolution provisions of Section 17 of the Credit Line Agreement shall govern. With respect to any other disputes relating to the Account, the choice of law provisions of Section 14 of the Account Agreement and the dispute resolution provisions of Section 15 of the Account Agreement shall continue to govern. [Remainder of page intentionally left blank] [Signature page follows]

Acknowledged and agreed this 19th day of December, 2008 Client’s Name: HUTCHINSON TECHNOLOGY INCORPORATED By: /s/ Ruth N. Bauer Name: Ruth N. Bauer Title: Treasurer